UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 21, 2008

QPC LASERS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28153	20-1568015
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

15632 Roxford Street, Sylmar, California	91342
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 986-0000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement? communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On October 21, 2008, Quintessence Photonics Corporation (“Quintessence”) received a written notice of default, dated October 21, 2008, from Finisar Corporation (“Finisar”) relating to Quintessence’s obligations under that certain Secured Promissory Note, dated September 18, 2006, in the original principal amount of $6 million, as amended by that certain Second Secured Promissory Note Extension Agreement, dated August 20, 2008, issued by Quintessence in favor of Finisar (as amended, the “Secured Note”). Quintessence is a wholly-owned subsidiary of QPC Lasers, Inc. (the “Company”). The Company conducts substantially all of its business through Quintessence and substantially all of its assets, including its intellectual property, are owned by Quintessence.

Under the terms of the Secured Note, an interest payment in the amount of $43,897.93 was due on or before October 18, 2008. Due to the Company’s previously announced difficulties in securing financing, Quintessence failed to make the payment due on that date. As a result, an Event of Default exists under the Secured Note and interest on the unpaid balance accrues from and after August 18, 2008 at the rate of 18% per annum.

In its notice of default, Finisar stated that it will immediately exercise all of its remedies described in Section 9 of the Secured Note and Section 6 of the Security Agreement between QPC and Finisar, dated September 18, 2006 (the “Security Agreement”). Under the Secured Note and Security Agreement, Finisar’s remedies may include (i) declaring the unpaid principal amount of the Secured Note, all interest accrued and unpaid thereon and all other amounts payable thereunder to be immediately due and payable; (ii) commencing a lawsuit against Quintessence in which Finisar will seek immediate possession of that portion of the Collateral (as defined in the Security Agreement, the “Collateral”) of which other Quintessence creditors identified in that certain Intercreditor Agreement, dated as of September 18, 2006 (the “Intercreditor Agreement”), among Quintessence, Finisar and the other creditors (the “Existing Creditors”) do not have a security interest and (iii) seeking the consent of the Collateral Agent (as defined in the Intercreditor Agreement) to commence a lawsuit against QPC on behalf of Finisar and the Collateral Agent to seek immediate possession of that portion of the Collateral of which the Existing Creditors share a security interest with Finisar under the terms of the Intercreditor Agreement.

Under the Security Agreement, the Collateral securing Quintessence’s performance of its obligations on the Secured Note consisted of substantially all of Quintessence’s properties, including its accounts, chattel paper, commercial tort claims, deposit accounts, documents, equipment (including all fixtures), general intangibles (including Intellectual Property (as defined in the Security Agreement) owned or licensed by Quintessence), instruments, inventory, investment property, letter-of-credit rights, money and all products, proceeds and supporting obligations of the foregoing with an exception for any equipment that is now or hereafter held by Quintessence as lessee, licensee, or debtor under purchase money secured financing as further detailed in the Security Agreement.

As of October 18, 2008, the outstanding amount of principal due on the Secured Note was $5,423,683 and unpaid interest totaled $43,897.93.

In addition, Quintessence has received a letter, dated October 16, 2008, from Boston Financial & Equity Corporation (“Boston Financial”) seeking to terminate that certain Master Equipment Lease, dated February 8, 2007 (the “Equipment Lease”), by and between Quintessence, as lessee, and Boston Financial, as lessor, as a result of Quintessence’s failure to pay the equipment lease payment due for the month of October 2008. In its termination letter, Boston Financial is terminating the Equipment Lease, effective as of the fifth day following the date of its default notice, and is seeking repossession of the leased equipment and Quintessence’s payment of the outstanding lease payments due under the Equipment Lease and any legal fees, late charges, interest, taxes, lessor’s depreciated book value and other costs due under the Equipment Lease as a result of the default. The remaining lease payments total $263,880, or $21,990 per month for the twelve remaining months on the lease term. The Equipment Lease states that, upon an event of default, the lessor may, in addition to other available remedies, terminate the lease, repossess the equipment and seek payment of (i) all accrued unpaid rent due and payable on the date of termination; (ii) the present vale of all rent due to lessor scheduled to become due and payable between the date of termination and the end of the lease term, discounted to the date of termination at a rate of 5% per annum; (iii) in the event of a sale of the equipment by lessor, the amount of any deficiency between the sale price and lessor’s depreciated book value of the equipment at the time of repossession; and (iv) legal fees, transportation charges, and other costs and expenses incurred by lessor by reason of the default.

The Company is currently considering its responses to the default notices from Finisar and Boston Financial.

Safe Harbor Statement

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company's financing plans, objectives, expectations and intentions and other statements identified by words such as may, could, would, should, believes, expects, anticipates, estimates, intends, plans or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those risks identified in the Company's annual report on Form 10-KSB and other filings made by the Company with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QPC LASERS, INC.

Dated: October 23, 2008	By:	/s/ George Lintz
George Lintz
Chief Financial Officer